Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361
Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE REPORTS 2025 FIRST QUARTER RESULTS

2025 First Quarter Highlights

•	Gross Profit as a Percentage of Net Sales Improves to 56.5 Percent

•	Operating Income Increases 5.1 Percent to $569.7 Million (7.9 Percent to $591.2 Million, Exclusive of the Alcohol Brands Segment, Non-GAAP)

•	Net Income Per Diluted Share Increases 7.4 Percent to $0.45 (10.2 Percent to $0.47, Exclusive of the Alcohol Brands Segment, Non-GAAP)

The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

Corona, CA – May 8, 2025 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2025.

Net sales for the 2025 first quarter were negatively impacted by bottler/distributor ordering patterns in the United States and EMEA, adverse changes in foreign currency exchange rates, decreased sales in the Alcohol Brands segment, adverse weather, one less selling day in the 2025 first quarter, as well as uncertain economic conditions.

Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 1.9 percent in the 2025 first quarter.

Reported net sales for the 2025 first quarter decreased 2.3 percent to $1.85 billion, from $1.90 billion in the comparable period last year.

The Company estimates that year-to-date gross billings, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), through April 30, 2025 were approximately 6.9 percent higher (5.8 percent higher including the Alcohol Brands segment) than the comparable period in the previous year.

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Monster Beverage Corporation
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Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, decreased marginally to $1.72 billion for the 2025 first quarter, from $1.73 billion for the 2024 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $50.8 million for the 2025 first quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 2.2 percent in the 2025 first quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, decreased 9.3 percent to $98.3 million for the 2025 first quarter, from $108.4 million in the 2024 first quarter, primarily due to timing differences in concentrate sales. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $6.6 million for the 2025 first quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment decreased 3.3 percent in the 2025 first quarter.

Net sales for the Alcohol Brands segment decreased 38.1 percent to $34.7 million for the 2025 first quarter, from $56.1 million in the 2024 first quarter. The decrease in net sales was primarily related to the launch of the Nasty Beast® Hard Tea product line in the comparable 2024 first quarter as well as decreased sales by volume of The Beast™ product line.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, increased 8.0 percent to $6.0 million for the 2025 first quarter, from $5.5 million in the 2024 first quarter.

Net sales to customers outside the United States marginally decreased 1.5 percent to $733.2 million in the 2025 first quarter, from $744.1 million in the 2024 first quarter, primarily due to adverse changes in foreign currency exchange rates. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 6.2 percent to $790.5 million in the 2025 first quarter. Such sales were approximately 40 percent and 39 percent of total reported net sales for the 2025 and 2024 first quarters, respectively.

Gross profit as a percentage of net sales for the 2025 first quarter increased to 56.5 percent from 54.1 percent in the 2024 first quarter. The increase in gross profit as a percentage of net sales for the 2025 first quarter was primarily the result of pricing actions as well as supply chain optimization.

Operating expenses for the 2025 first quarter decreased to $478.2 million from $485.1 million in the 2024 first quarter. Operating expenses as a percentage of net sales for the 2025 first quarter were 25.8 percent, compared with 25.5 percent in the 2024 first quarter.

Distribution expenses for the 2025 first quarter were $77.6 million, or 4.2 percent of net sales, compared with $94.4 million, or 5.0 percent of net sales in the 2024 first quarter.

Selling expenses for the 2025 first quarter were $172.3 million, or 9.3 percent of net sales, compared with $174.4 million, or 9.2 percent of net sales in the 2024 first quarter.

General and administrative expenses for the 2025 first quarter were $228.4 million, or 12.3 percent of net sales, compared with $216.3 million, or 11.4 percent of net sales, for the 2024 first quarter. Stock-based compensation was $20.7 million for the 2025 first quarter, compared with $22.5 million in the 2024 first quarter.

Monster Beverage Corporation

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Operating income for the 2025 first quarter increased 5.1 percent to $569.7 million, from $542.0 million in the 2024 first quarter. Operating income for the 2025 first quarter, exclusive of the Alcohol Brands segment (non-GAAP), increased 7.9 percent to $591.2 million, from $548.0 million in the 2024 first quarter.

The effective tax rate for the 2025 first quarter was 23.4 percent, compared with 23.5 percent in the 2024 first quarter.

Net income for the 2025 first quarter increased 0.2 percent to $443.0 million, from $442.0 million in the 2024 first quarter. Net income per diluted share for the 2025 first quarter increased 7.4 percent to $0.45, from $0.42 in the first quarter of 2024. Net income per diluted share for the 2025 first quarter, exclusive of the Alcohol Brands segment (non-GAAP), increased 10.2 percent to $0.47, from $0.42 in the first quarter of 2024.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “Our first quarter revenues were impacted by a number of headwinds including bottler/distributor ordering patterns, unfavorable foreign currency exchange rates in certain markets, adverse weather in certain geographies as well as overall global economic uncertainties. Despite these headwinds, net sales excluding the Alcohol Brands segment, on a foreign currency adjusted basis, increased 1.9 percent in the quarter.

“Consumer retail sales both for the energy drink category and for the Company’s energy drink brands, as measured by Nielsen, were strong and accelerated in the 2025 first quarter in most geographies. Furthermore, the Company’s April 2025 sales were robust.

“Gross profit margins improved to 56.5 percent in the 2025 first quarter and were higher on a sequential basis, primarily the result of pricing actions and supply chain optimization. In addition, distribution expenses as a percentage of net sales decreased to 4.2 percent in the 2025 first quarter.

“We were able to deliver solid percentage increases in both operating income and diluted earnings per share during the quarter.

“Growth opportunities in household penetration and per capita consumption, along with consumers’ growing demand for energy drinks, remain positive trends for the category,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “We launched a number of new products in the first quarter. In the United States, Monster Energy® Ultra Blue Hawaiian has rapidly become one of our top selling products. Innovation globally continues to play a key role in our strategy and we maintain a robust innovation pipeline.

“The Alcohol Brands segment continued to put negative pressure on our financial results. We remain focused on optimizing our personnel and facilities to support the current demand of our Monster Brewing portfolio and innovation pipeline.

“We are continuing to launch our affordable energy brands, Predator® and Fury®, in a number of markets worldwide.

“We have market share leadership in a number of countries for our brands,” Sacks said.

Share Repurchase Program

During the 2025 first quarter, no shares of the Company’s common stock were repurchased. As of May 8, 2025, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

Monster Beverage Corporation
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Company Borrowings

During the 2025 first quarter, the Company repaid $175.0 million on its term loan facility and subsequently repaid $200.0 million in April 2025, which satisfied all outstanding borrowings under such facility. As of May 8, 2025, the Company’s revolving credit facility remained unused and fully available.

Investor Conference Call

The Company will host an investor conference call today, May 8, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Killer Brew™ Triple Shot, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™ and Nasty Beast® hard tea. For more information visit www.monsterbevcorp.com.

Gross Billings

Gross billings represent amounts invoiced to customers net of cash discounts, returns and excise taxes. Gross billings are used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and is useful to investors in evaluating overall Company performance. The use of gross billings allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross billings provides a useful measure of our operating performance. The use of gross billings is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross billings may not be comparable to similarly titled measures used by other companies, as gross billings has been defined by our internal reporting practices. In addition, gross billings may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Gross billings over a short period are often disproportionately impacted by various factors such as, for example, selling days, days of the week in which holidays fall, timing of new product launches and the timing of price increases, and promotions in retail stores, distributor incentives, as well as shifts in the timing of production. Gross billings over a short period, such as a single month, should not necessarily be imputed to or regarded as indicative of results for a full quarter or any future period.

Monster Beverage Corporation
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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain the current level of sales of and/or achieve growth for our Monster Energy® Reign Total Body Fuel®, Reign Storm®, Bang Energy® and NOS® brand energy drinks and/or our other products, including our Strategic Brands and Alcohol Brands; decreased demand for our products resulting from changes in consumer preferences; the impact on our business of competitive products and pricing pressures and our ability to increase or maintain our market share as a result of actions by competitors; changes in government regulations, including U.S. trade policies the impact of the threat or imposition of tariffs on, among other things, our supply chain, input costs, inflation or consumer demand for our products; the impact of the current U.S. presidential administration’s policies on our energy drinks due to articulated concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally or reduced demand for consumer goods; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2024. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2025 AND 2024

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2025	2024
Net sales[1]	$1,854,558	$1,899,098

Cost of sales	806,596	871,969

Gross profit[1]	1,047,962	1,027,129
Gross profit as a percentage of net sales	56.5%	54.1%

Operating expenses	478,217	485,138
Operating expenses as a percentage of net sales	25.8%	25.5%

Operating income[1]	569,745	541,991
Operating income as a percentage of net sales	30.7%	28.5%

Interest and other income, net	8,272	35,754

Income before provision for income taxes[1]	578,017	577,745

Provision for income taxes	135,024	135,696
Income taxes as a percentage of income before taxes	23.4%	23.5%

Net income	$442,993	$442,049
Net income as a percentage of net sales	23.9%	23.3%

Net income per common share:
Basic	$0.45	$0.42
Diluted	$0.45	$0.42

Weighted average number of shares of common stock and common stock equivalents:
Basic	973,622	1,041,081
Diluted	981,282	1,051,282

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	213,100	211,430
Average net sales per case[2]	$8.51	$8.69

1Includes $9.9 million for both the three-months ended March 31, 2025 and 2024, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2025 AND DECEMBER 31, 2024

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,903,419	$1,533,287
Accounts receivable, net	1,360,233	1,221,646
Inventories	725,129	737,107
Prepaid expenses and other current assets	112,525	107,262
Prepaid income taxes	34,113	42,202
Total current assets	4,135,419	3,641,504

PROPERTY AND EQUIPMENT, net	1,064,008	1,047,024
DEFERRED INCOME TAXES, net	184,358	184,260
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,415,958	1,414,252
OTHER ASSETS	95,642	100,406
Total Assets	$8,227,028	$7,719,089

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$486,951	$466,775
Accrued liabilities	262,545	220,764
Accrued promotional allowances	304,670	267,711
Deferred revenue	47,542	45,809
Accrued compensation	55,812	92,454
Income taxes payable	67,837	4,006
Total current liabilities	1,225,357	1,097,519

DEFERRED REVENUE	173,921	179,008
OTHER LIABILITIES	109,252	110,893
LONG-TERM DEBT	199,059	373,951

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,128,695 shares issued and 975,143 shares outstanding as of March 31, 2025; 1,126,329 shares issued and 973,079 shares outstanding as of December 31, 2024	5,643	5,632
Additional paid-in capital	5,213,731	5,144,922
Retained earnings	7,891,777	7,448,784
Accumulated other comprehensive loss	(202,946)	(269,487)
Common stock in treasury, at cost;153,552 shares and 153,250 shares as of March 31, 2025 and December 31, 2024, respectively	(6,388,766)	(6,372,133)
Total stockholders' equity	6,519,439	5,957,718
Total Liabilities and Stockholders’ Equity	$8,227,028	$7,719,089

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Net Sales	$1,854,558	$1,899,098	(2.3)%
Alcohol Brands Segment	(34,703)	(56,070)
Currency Impact	57,347	N/A
Adjusted Net Sales	$1,877,202	$1,843,028	1.9%

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Net Sales-Monster Energy® Drinks Segment	$1,715,548	$1,729,051	(0.8)%
Currency Impact	50,788	N/A
Adjusted Net Sales – Monster Energy® Drinks Segment	$1,766,336	$1,729,051	2.2%

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Net Sales – Strategic Brands Segment	$98,332	$108,444	(9.3)%
Currency Impact	6,559	N/A
Adjusted Net Sales – Strategic Brands Segment	$104,891	$108,444	(3.3)%

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Net Sales – Foreign	$733,202	$744,089	(1.5)%
Currency Impact	57,347	N/A
Adjusted Net Sales – Foreign	$790,549	$744,089	6.2%

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Operating Income	$569,745	$541,991	5.1%
Alcohol Brands Segment	21,490	6,017
Adjusted Operating Income	$591,235	$548,008	7.9%

	Three-Months Ended		Percentage
	March 31,		Change
	2025	2024	25 vs. 24
Net income per common share – Diluted	$0.45	$0.42	7.4%
Alcohol Brands Segment, net of tax	0.02	0.00
Adjusted Net income per common share – Diluted	$0.47	$0.42	10.2%

Adjustments in this table are net of tax.